Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 185 to Registration Statement No. 002-58542 on Form N–1A of our reports dated June 14, 2020 relating to the financial statements and financial highlights of Fidelity Agricultural Productivity Fund and Fidelity Water Sustainability Fund, each a fund of Fidelity Summer Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Summer Street Trust for the period from April 16, 2020 (commencement of operations) through May 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 22, 2020